Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-231697 on Form S-1 of our report dated March 31, 2017 related to the financial statements of Zuffa Parent, LLC for the period from January 1, 2016 through August 17, 2016 (which report expresses an unmodified opinion on the financial statements and includes an emphasis-of-matter paragraph referring to the acquisition of Zuffa Parent, LLC by a buyer group), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, NY

September 16, 2019